Exhibit 5.3

February 17, 2016

T-Mobile US, Inc.

T-Mobile USA, Inc.

12920 SE 38th Street

Bellevue, Washington 98006

Re:	Post-Effective Amendment No. 2 to Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to T-Mobile US, Inc., a Delaware corporation (the “Parent”), and T-Mobile USA, Inc., a Delaware corporation (“T-Mobile”, and together with Parent, the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), of Post-Effective Amendment No. 2 to the Registration Statement on Form S-3 (the “Post-Effective Amendment”) which registers for resale by the selling securityholder named therein the additional guarantees (the “New Guarantee”) by T-Mobile Leasing LLC, a Delaware limited liability company (the “New Guarantor”), of the senior notes issued by T-Mobile (the “Notes”) pursuant to that certain Indenture, dated April 28, 2013, as supplemented (the “Indenture”), among T-Mobile, the guarantors named therein and Deutsche Bank Trust Company Americas, as trustee (the “Trustee”) which were previously registered for resale, along with the associated guarantees by Parent and the subsidiary guarantors of T-Mobile, on the Registration Statement on Form S-3 (File No. 333-189425) filed with the Commission on June 18, 2013 (the “Registration Statement”).

We have examined the Post-Effective Amendment, the Registration Statement, the Indenture and such documents and records of the Company and other documents as we have deemed necessary for the purpose of this opinion.

In such examination, we have assumed the following without investigation: (i) the authenticity of original documents and the genuineness of all signatures; (ii) the conformity to the originals of all documents submitted to us as copies; and (iii) the truth, accuracy and completeness of the information contained in the records, documents, instruments and certificates we have reviewed.

Based on the foregoing and subject to the limitations stated below, we are of the opinion that:

1.	The New Guarantees constitute legal, valid and binding obligations of the New Guarantor, enforceable against the New Guarantor in accordance with their terms.

We express no opinion as to enforceability of any right or obligation to the extent such right and obligation is subject to and limited by (i) the effect of bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, moratorium, fraudulent transfer or other laws affecting or relating to the rights of creditors generally; (ii) rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether arising prior to, or after, the date hereof or considered in a proceeding in equity or at law; or (iii) the effect of federal and state securities laws and principles of public policy on the rights of indemnity and contribution.

We have assumed that the Trustee is duly organized and is validly existing and in good standing under its jurisdiction of organization, that the Trustee has the legal capacity, power and authority to perform its obligations under the Indenture, and that the Indenture constitutes the valid and binding obligation of the Trustee, enforceable against it in accordance with its terms.

We hereby consent to the filing of this opinion as an exhibit to the Post-Effective Amendment and to any other amendments to the Registration Statement, including any and all post-effective amendments, and to the reference to our firm in the prospectus and any prospectus supplements relating to the Registration Statement under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or related Rules.

Very truly yours,

/S/ PERKINS COIE LLP